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Pricing Supplement dated November 8, 2005 	                 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	            TOYOTA MOTOR CREDIT CORPORATION

              Medium-Term Note, Series B - Fixed Rate

________________________________________________________________________________


Principal Amount:  $60,000,000		  Trade Date:  November 8, 2005
Issue Price: 100%			  Original Issue Date: November 16, 2005
Interest Rate: 4.882% per annum		  Net Proceeds to Issuer: $59,958,000
Interest Payment Dates: Each May 16 and	  Principal's Discount or
  November 16, commencing May 16, 2006		  Commission:  0.07%
Stated Maturity Date: November 16, 2009


________________________________________________________________________________




Day Count Convention:
   [X]  30/360 for the period from November 16, 2005 to November 16, 2009
   [ ]  Actual/365 for the period from   	   to
   [ ]  Other (see attached)                       to

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction:

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	             ___________________________

                    J.P. Morgan Securities Inc.


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                   ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Minimum Denomination

      Each Note will be issued in a minimum denomination of $100,000 and in $1,000 increments thereafter.

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. ("JPMorgan") and Morgan Stanley & Co. Incorporated (the "Agreement"), JPMorgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.93% of their principal amount. JPMorgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

          Under the terms and conditions of the Agreement, JPMorgan is committed to take and pay for all of the Notes offered hereby if any are taken.